Exhibit (a)(5)(B)

InfuSystem Holdings, Inc.

NOTICE

Dated February 16, 2010

To Exchange

any and all outstanding

Warrants exercisable for Common Stock expiring April 11, 2011 with an exercise price of $5.00 per share (CUSIP 45685K110) of InfuSystem Holdings, Inc.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON MARCH 17, 2010 UNLESS THE EXCHANGE OFFER IS EXTENDED (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., EASTERN STANDARD TIME, ON THE EXPIRATION DATE.

To:	Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

Enclosed for your consideration is material relating to the offer by InfuSystem Holdings, Inc. (the “Company”) to exchange shares of our common stock par value $0.0001 (“Common Stock”) for any or all of our outstanding warrants to purchase common stock exercisable at $5.00 per share (“Warrants”). This is a one-time offer and only valid during the period the Exchange Offer remains open. Each Warrant is currently exercisable into one (1) share of Common Stock for an exercise price of $5.00. Holders of Warrants may exchange their Warrants for either:

•	One (1) share of Common Stock for every thirty-five (35) Warrants tendered (“Unrestricted Option”); or

•

One (1) share of Common Stock for every twenty-five (25) Warrants tendered, provided the holder agrees to be subject to the lock-up provisions described in this Exchange Offer Statement, which provide that the holder may not transfer the shares of Common Stock received for six months following the expiration of this Exchange Offer without the Company’s consent (“Lock-Up Option”).

You may withdraw tenders of Warrants at any time prior to the expiration of the Exchange Offer. Withdrawn Warrants may, however, be re-tendered by again following one of the appropriate procedures described in the Exchange Offer at any time prior to the expiration of the Exchange Offer.

For your information and for forwarding to your clients for whom you hold the Warrants registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Exchange Offer dated February 16, 2010;

2.	A printed form of letter, including a Letter of Instructions, which may be sent to your clients for whose account you hold Warrants registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;

3.	A Form of Notice of Withdrawal; and

4.	A return envelope addressed to the Exchange Agent.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

We will, upon request, reimburse brokers and dealers for reasonable and customary handling and mailing expenses accrued by them in forwarding materials relating to the Exchange Offer to their customers.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

Any inquiries you may have with respect to the Exchange Offer should be addressed, or requests for additional copies of the enclosed materials, should be directed to Bank of New York Mellon (“BNY Mellon”), the Exchange Agent for the Exchange Offer at:

BNY Mellon Shareowner Services

480 Washington Boulevard

Jersey City, NJ 07310

Attention: Corporate Actions Department

Telephone: 1-800-777-3674

Very truly yours,

INFUSYSTEM HOLDINGS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AGENT OF THE COMPANY OR THE DEALER MANAGER OR THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.